Exhibit 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Nant Health, LLC

Culver City, California

We hereby consent to use in the Prospectus constituting a part of this Registration Statement of our report dated July 24, 2015, relating to the consolidated financial statements of Expression Pathology Incorporated (d/b/a OncoPlex Diagnostics), which is referred to in that Prospectus. Our report contains an explanatory paragraph regarding the ability of Expression Pathology Incorporated (d/b/a OncoPlex Diagnostics) to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

McLean, Virginia

May 6, 2016